MORGAN STANLEY PATHWAY FUNDS

AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED MASTER TRUST AGREEMENT

The undersigned, being all of the Trustees of Morgan Stanley Pathway Funds, an open-end investment management company established under Massachusetts law as a Massachusetts voluntary association (commonly known as a business trust) under a Third Amended and Restated Master Trust Agreement (the “Trust Agreement”), and being authorized by Article VII, Section 7.3 of the Trust Agreement to effect this amendment, do hereby amend, effective upon the signing of this instrument, the Trust Agreement as follows:

Article IV, Section 4.2 is hereby amended with the addition of the following new sub-paragraph (m):

(m) Notwithstanding anything herein to the contrary, the Trustees may in their sole discretion determine that Shares of any Sub-Trust or class thereof issued after July 8, 2024 shall be issued and redeemed only in aggregations of such number of Shares and at such time as may be determined by, or determined pursuant to procedures or methods prescribed or approved by, the Trustees from time to time with respect to any series or class. The number of Shares comprising an aggregation for purposes of issuance or redemption with respect to any series or class shall be referred to herein as a “Creation Unit” and, collectively, as “Creation Units” or such other term as the Trustees shall determine. The Trustees shall have the power, in connection with the issuance or redemption of any Creation Unit, to charge such transaction fees or other fees as the Trustees shall determine. In addition, the Trustees may, from time to time in their sole discretion, determine to change the number of Shares constituting a Creation Unit. Notwithstanding anything herein to the contrary, if the Trustees determine, pursuant to this Subsection (m), to issue Shares of any series or class in Creation Units, then only Shares of such series or class comprising a Creation Unit shall be redeemable by the Trust with respect to any applicable series or class. Unless the Trustees otherwise shall determine, there shall be no redemption of any partial or fractional Creation Unit.

This Amendment may be executed in a number of counterparts, all of which shall be deemed one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned being all of the Trustees of the Trust have executed this Amendment as of this 8th day of July, 2024.

/s/ Adela Cepeda	/s/ W. Thomas Matthews
Adela Cepeda	W. Thomas Matthews

/s/ Eric T. McKissack	/s/ Mark J. Reed
Eric T. McKissack	Mark J. Reed

/s/ Teresa S. Westbrook	/s/ Paul Ricciardelli
Teresa S. Westbrook	Paul Ricciardelli

-Signature Page-

Amendment No. 1 to

Third Amended and Restated Master Trust Agreement